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                                                                    Exhibit 10.2

64 Sidney Street   Telephone
Cambridge          617 494-0171
Massachusetts      Facsimile
02139 4136         617 494-9263
USA                www.alkermes.com

                                 (ALKERMES LOGO)

November 20, 2001

Gordon G. Pugh
20 Fatherland Drive
Byfield, MA 01922

Dear Gordon:

On behalf of Alkermes, Inc., I am pleased to offer you the position of Vice President, Operations reporting to me. This position will include responsibility for Manufacturing, Process Development and Facilities Engineering, Environmental Health and Safety, Materials Management and Sidney Street Operations.

1. Effective Date: The effective date of your full-time employment with the Company is expected to be not later than January 7, 2002.

2. Compensation: Your base compensation will initially be $210,000 per annum. You will be paid biweekly in accordance with the Company's payroll procedures. Your initial salary review will be in January 2003 and annually thereafter. Salary reviews will be based on your performance and the Company's performance.

     You will also receive a sign-on bonus of $40,000 payable within 30 days of the start of your employment.

3. Benefits: You and your dependents will be eligible for Alkermes' standard medical, dental, and disability benefits, plus life insurance equal to (2) times your annual salary, all of which is paid for by the Company. You will also be able to participate in our Section 125 cafeteria plan for medical and/or dependent care expenses at the start of your employment. You will be able to participate in Alkermes' 401(k) plan, which includes a company match of 50% of the first 6% of compensation deferred into the plan, beginning on April 1, 2002. Vacation accrual will be at the rate of four
     (4) weeks per year. Standard paid holidays will be observed. Transportation benefits to assist you with your commute from your home to your Alkermes location will consist of one of the following: subsidized on-site parking or reimbursement for a MBTA pass in accordance with company policy. The Company reserves the right to modify its employee benefits programs from time-to-time.

Gordon Pugh
November 20, 2001

                                 (ALKERMES LOGO)

 4. Equity Participation, Vesting of Stock: Subject to approval by the Compensation Committee of The Board of Directors, you will be granted a ten
     (10) year stock option exercisable for 160,000 shares of Alkermes, Inc., Common Stock at an exercise price equal to the current fair market value of the Company's Common Stock on your hire date. This option will vest equally over four (4) years on the anniversary of your hire date, provided that you remain employed by the Company. In the event of termination of your employment for any reason, vesting shall cease. We will provide you with a copy of the Company's Omnibus Stock Option Plan for complete details.

5. Employment Period: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time; likewise, the Company will not be obligated to continue your employment for any specific period and may terminate your employment at any time, with or without cause.

     In the event of termination of your employment by Alkermes, we shall provide you with notice of such termination at least 30 days prior to the intended date of termination. Notwithstanding this, upon delivering such notice, Alkermes may terminate your ability to act on behalf of the Company and may require that your duties be limited or discontinued.

     If Alkermes terminates your employment because of your (a) commission of a felony or other unlawful acts having significant deleterious effect on Alkermes, (b) perpetration of common law fraud against Alkermes, or (c) breach of confidential trade secret information, Alkermes shall have no further obligations to you.

     If Alkermes terminates your employment for any other reason than stated in the paragraph immediately above, Alkermes will pay you at the monthly rate of your then current annual base salary for up to six months or until you find other replacement employment, whichever occurs first. The Company will have no further financial obligation to you other than this termination pay.

6. Employment Eligibility Verification: Please note that all persons in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three (3) business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work.


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

Gordon Pugh
November 20, 2001

                                 (ALKERMES LOGO)

7. Proprietary Information, No Conflicts: You agree to execute the Company's standard Employee Agreement With Respect to Inventions and Proprietary Information and Covenant Not to Compete and to be bound by all of the provisions thereof. A copy of each is enclosed with this letter. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

Gordon, all of us here at Alkermes are very enthusiastic about the prospect of you joining the Company and have the highest expectation of your future contributions.

Please indicate your acceptance of the foregoing by signing one of the duplicate originals of this letter and returning it to Peter Maguire, Director of Human Resources at Alkermes no later than November 27, 2001. After that date, the offer will lapse.

To indicate your acceptance you may return this entire letter, with your signature, and the benefits information completed below, by fax to (617) 494-5360 with the original to follow and marked confidential. Due to the confidentiality of this document please do not fax it back using any other number. The other duplicate original is for your records.

Yours truly,
ALKERMES, INC.


/s/ David Broecker
-------------------------------------
David Broecker
Chief Operating Officer

The foregoing is signed and accepted as of the date first above written by:


/s/ Gordon Pugh                         26 November 01
-------------------------------------   Date
Gordon Pugh

Enclosures
01-224


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